Exhibit 10.3
EXECUTION COPY
FOURTH AMENDED AND RESTATED LOAN AGREEMENT
SECOND WAIVER AND AMENDMENT
     THIS SECOND WAIVER AND AMENDMENT, dated as of November 21, 2009 (this “Waiver”), is entered into by and among Mercantile Bancorp, Inc., a Delaware corporation (“Borrower”), and Great River Bancshares, Inc., a Nevada corporation (“Lender”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Amended Loan Agreement (as defined below) as further amended by this Waiver.
RECITALS
     WHEREAS, Borrower and Lender are parties to that certain Fourth Amended and Restated Loan Agreement dated as of April 30, 2009 (the “Loan Agreement”) and that certain Fourth Amended and Restated Loan Agreement Waiver and Amendment, dated as of August 10, 2009 (the “August Waiver;” and together with the Loan Agreement, the “Amended Loan Agreement”);
     WHEREAS, Borrower has breached Sections 5.11, 5.13 and 6.12 of the Amended Loan Agreement (the “Breached Provisions”), and as a result an Event of Default, as defined in Section 7 of the Amended Loan Agreement, has occurred;
     WHEREAS, Borrower has requested that Lender waive the Event of Default under the Amended Loan Agreement resulting solely from the Breached Provisions, and Lender is willing to waive such Event of Default in accordance with the terms and conditions of this Waiver;
     WHEREAS, Lender and Borrower also desire to modify the payment dates for the payment of the principal amounts outstanding on the Revolving Loan and Term Loan A, Term Loan B and Term Loan C;
     WHEREAS, Borrower has requested that Lender loan to Borrower additional funds, and Lender has agreed to lend such funds to Borrower on the terms and conditions set forth herein; and
     WHEREAS, Borrower and Lender desire to further amend certain sections of the Amended Loan Agreement as set forth in this Waiver.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Waiver. Subject to the other terms and conditions of this Waiver, Lender hereby waives the Event of Default caused solely by: (i) Borrower’s failure to comply with Section 5.13 of the Amended Loan Agreement as of September 30, 2009; (ii) Borrower’s failure to comply with Section 6.12 of the Amended Loan Agreement through the date hereof; and (iii) Borrower’s failure to comply with the requirements contained in Section 5.11 of the Amended Loan Agreement with respect to the failure of Borrower and Royal Palm Bank to maintain a “well-capitalized” rating under the Capital Guidelines and 12 U.S.C. §1831o through the date hereof. Lender hereby waives the requirements of the last sentence of Section 5.11 with respect to (1) Royal Palm Bank until the earlier of (a) the contribution of $11 million of capital to Royal Palm Bank or (b) January 31, 2010, and (2) with respect to Borrower until January 31, 2010. Lender also hereby extends the principal payments on the Term Note A as set forth herein. Except for the waiver and extension expressly set forth in the immediately preceding three sentences, this Waiver does not modify or affect the obligations of the Borrower to comply fully with all terms, conditions and covenants contained in the Amended Loan Agreement (as amended below) or any of the other Transaction Documents. Nothing contained in this Waiver shall be deemed to constitute a waiver of any other Default or Event of Default under the Amended Loan Agreement or any of the other Transaction Documents or a waiver of any rights or remedies Lender may have arising as a result of such other Defaults or Events of Default or any other rights or remedies Lender may have under the Amended Loan Agreement, any of the other Transaction Document or under applicable law. From and after the date of this Waiver, the amounts outstanding under the Amended Loan Agreement shall cease accruing interest at the default rate set forth in Section 2.04(e) of the Amended Loan Agreement; provided, that nothing contained herein shall limit Lender’s ability to charge or collect interest at the default rate contemplated by Section 2.04(e) of the Amended Loan Agreement upon the occurrence of any Event of Default occurring on or after the date hereof.
     2. Amendments. The Amendment Loan Agreement shall be further amended by deleting the following Sections: 2.02; 2.04(c); 2.04(f); 2.04(g); the introductory language to 3.02; 3.02(b); 3.02(g); the closing language of 3.02; 5.03(f); 5.03(g); 5.03(h); 5.13; 5.14(i); 6.12; and 7.12 in their entirety and replacing them with the following:
(i)	“2.02 Term Loan Commitments.
(a)	Lender has acquired from US Bank and assumed all of US Bank’s right, title and interest in and to a term loan of Fifteen Million One Hundred Nine Thousand One Hundred Twelve Dollars and Fifty Cents ($15,109,112.50) (“Term Loan A”) initially made by US Bank to Borrower pursuant to the Original Loan Agreement. Term Loan A is not revolving in nature and any principal repaid on Term Loan A may not be reborrowed. The principal amount of Term Loan A shall be due and payable in two (2) installments as follows: the first installment in the amount of $750,000 shall be due and payable on September 30, 2009, which amount has been paid by Borrower; and a final installment in the amount of the then outstanding and unpaid principal balance of Term Loan A shall be due and payable on the earlier of January 31, 2010 and the Closing Date.

(b)	Lender has acquired from US Bank and assumed all of US Bank’s right, title and interest in and to a term loan of Five Million Thirty Six Thousand

Six Hundred Nine Dollars and Seventy Two Cents ($5,036,609.72) (“Term Loan B”) initially made by US Bank to Borrower pursuant to the Original Loan Agreement. Term Loan B is not revolving in nature and any principal repaid on Term Loan B may not be reborrowed. The principal amount of Term Loan B shall be due and payable in two installments as follows: the first installment in the amount of $375,000.00 shall be due and payable on March 31, 2010; and, the final installment in the amount of the then outstanding and unpaid principal balance of Term Loan B shall be due and payable on August 31, 2010; provided, that notwithstanding the foregoing, the then outstanding and unpaid principal balance of Term Loan B, if any, shall become immediately due and payable on the Closing Date.

(c)	Lender has acquired from US Bank and assumed all of US Bank’s right, title and interest in and to a term loan of Two Million Fourteen Thousand Nine Hundred Seventy Eight Dollars and Thirty Four Cents ($2,014,978.34) (“Term Loan C”) initially made by US Bank to Borrower pursuant to the Original Loan Agreement. Term Loan C is not revolving in nature and any principal repaid on Term Loan C may not be reborrowed. The principal amount of Term Loan C shall be due and payable in two installments as follows: the first installment in the amount of $375,000.00 shall be due and payable on March 31, 2010; and, the final installment in the amount of the then outstanding and unpaid principal balance of Term Loan C shall be due and payable on August 31, 2010; provided, that notwithstanding the foregoing, the then outstanding and unpaid principal balance of Term Loan C, if any, shall become immediately due and payable on the Closing Date.”
(ii)	“2.04(c). Interest on the Revolving Loans, Term Loan A, Term Loan B, Term Loan C, Term Loan D and the Liquidity Revolving Loans shall accrue at a fixed annual rate of Seven and One-Half Percent (7.50%). Interest on the Revolving Loans and the Liquidity Revolving Loans shall be paid in consecutive quarterly installments due and payable on each February 10, May 10, August 10, and November 10 and on the last day of the Revolving Credit Period or the Liquidity Revolving Credit Period, as applicable. Interest on each Term Loan shall be paid in consecutive quarterly installments due and payable on each February 10, May 10, August 10, and November 10 and on the maturity dates of the Term Notes.”

(iii)	“2.04(f). Borrower shall have the right to prepay any Revolving Loan or Liquidity Revolving Loan in whole or in part at any time, provided: (i) all accrued and unpaid interest shall accompany such prepayment; and (ii) all prepayments shall be credited and applied first to the principal amount and then to any accrued and unpaid interest.”

(iv)	“2.04(g). Borrower shall have the right to prepay the Term Loan A, Term Loan B, Term Loan C or Term Loan D in whole or in part at any time, provided: (i) all accrued and unpaid interest shall accompany such prepayment; and (ii) all prepayments shall be credited and applied first to the installments of principal in chronological order of their stated maturity beginning with the stated maturity date closest in time to the date of prepayment, and (iii) such prepayment is in an amount of at least $100,000 or if less the entire aggregate remaining balance of principal and accrued and unpaid interest outstanding on the Term Loan A, Term Loan B, Term Loan C, or Term Loan D as applicable.”

(v)	“3.02. All Advances. Notwithstanding any provision contained in this Agreement to the contrary, the obligation of Lender to make a Revolving Loan, the Term Loan D and/or a Liquidity Revolving Loan under this Agreement shall be subject to the satisfaction of following conditions precedent.”

(vi)	“3.02(b) all of the representations and warranties of Borrower contained in this Agreement and of Borrower, each Subsidiary Holding Company and each Subsidiary Bank, as applicable, in the other Transaction Documents shall be true and correct on and as of the date of the making of such advance as if made on and as of the date of the making of the Revolving Loan, the Term Loan D or the Liquidity Revolving Loan, as applicable.”

(vii)	“3.02(g). if the loan is to be a Revolving Loan, Lender shall have received a notice of borrowing as required by Section 2.01(b) and Lender shall have approved such Revolving Loan in its sole and absolute discretion; and if the loan is to be a Liquidity Revolving Loan, Lender shall have received a notice of borrowing as required by Section 2.08(b).”

(viii)	Closing language to 3.02. “Each request for a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the making of such advance as to the facts specified in clauses (a), (b), (c), (d), (e), (f) and (h) of this Section 3.02.”

(ix)	“5.03(f) On or before the thirtieth day of each calendar month following the end of each calendar quarter, and with respect to the immediately preceding calendar quarter, a written report of Borrower’s compliance with each requirement set forth in the MOU, the Royal Palm Bancorp MOU and the Mid-America MOU in a form and substance satisfactory to Lender in its reasonable discretion.”

(x)	“5.03(g) On or before the thirtieth day of each calendar month following the end of each calendar quarter, and with respect to the immediately preceding calendar quarter, a written report of Borrower’s compliance with each requirement set forth in the Heartland Order and the Royal Palm Order in a form and substance satisfactory to Lender in its reasonable discretion.”

(xi)	“5.03(h) Within 24 hours of its occurrence, a written notice of any modification of, or amendment to, or of failure to comply with, the MOU, the Royal Palm

Bancorp MOU, the Mid-America MOU, the Royal Palm Order, or the Heartland Order in a form and substance satisfactory to Lender in its reasonable discretion.”

(xii)	“5.13 Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of at least negative (.75) to 1.00 for each four consecutive fiscal quarter period ending on or after March 31, 2010.”

(xiii)	“5.14(i) Regulatory and Other Matters. (a) The issuance of any cease and desist order against Borrower, any Subsidiary Holding Company or any Subsidiary Bank and/or the entry of any memorandum of understanding or other agreement between Borrower, any Subsidiary Holding Company or any Subsidiary Bank and any Regulatory Agency and any amendment or modification of the foregoing, regardless of whether the same is voluntary or involuntary; (b) the receipt of any written communication from any Regulatory Agency or the receipt of any request from any Regulatory Agency for a meeting with the executive officers or board of directors of Borrower, any Subsidiary Holding Company or any Subsidiary Bank, or (c) any material modification of the terms of any agreement related to the sale of Brown County State Bank, an Illinois banking corporation (“Brown County”), or Marine Bank & Trust, an Illinois banking corporation (“Marine”), including any modification that is likely to result in the purchase price or the proceeds from such sale to be reduced or any termination of any agreement relating the sale of such banks, within 24 hours after learning of the occurrence thereof.”

(xiv)	“6.12 Non-Performing Assets. Permit the aggregate amount of Non-Performing Assets of all Subsidiary Banks on a combined basis to equal or exceed eighty-five percent (85%) of the then Primary Capital of all Subsidiary Banks, as determined according to GAAP, at any time from and after the date hereof.

(xv)	“7.12 (i) Any Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended; (ii) a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Agency against or affecting any Subsidiary Holding Company, any Subsidiary Bank (other than Heartland Bank and Royal Palm Bank) or any other Obligor (except Borrower, Royal Palm Bancorp, Inc. and Mid-America Bancorp, Inc.) which (in Lender’s reasonable opinion) has or could have a Material Adverse Effect on the business, operation or condition, financial or otherwise, of Borrower, any Subsidiary Holding Company, any Subsidiary Bank or any other Obligor; (iii) the Memorandum of Understanding issued by the Federal Reserve Bank of St. Louis on March 17, 2009 with respect to Borrower is modified or amended in any manner (the “MOU”) that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Borrower that are materially adverse to Borrower as determined in the sole discretion of Lender; (iv) the cease and desist order issued by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”) on May 7, 2009, with respect to Royal Palm Bank (the “Royal Palm Order”) is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Royal Palm Bank that are materially adverse to Royal Palm Bank as determined in the sole discretion of Lender; (v) the cease and desist order issued by the State Bank Commissioner of the State of Kansas and the FDIC on March 9, 2009 with respect to Heartland Bank (the “Heartland Order”) is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Heartland Bank that are materially adverse to Heartland Bank as determined in the sole discretion of Lender; (vi) the Memorandum of Understanding to be entered into with the Federal Reserve Bank of St. Louis with respect to Royal Palm, a copy of which is attached as Appendix 1 to this Agreement (the “Royal Palm Bancorp MOU”), is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Royal Palm that are materially adverse to Royal Palm as determined in the sole discretion of Lender; (vii) the Memorandum of Understanding to be entered into with the Federal Reserve Bank of St. Louis with respect to Mid-America Bancorp, a copy of which is attached as Appendix 2 to this Agreement (the “Mid-America MOU”), is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Mid-America Bancorp that are materially adverse to Mid-America Bancorp as determined in the sole discretion of Lender, or (viii) Borrower, any Subsidiary Holding Company or any Subsidiary Bank fails to comply with the terms of the MOU, the Royal Palm Order, the Heartland Order, the Royal Palm Bancorp MOU or the Mid-America MOU or any amendment or waiver thereof in any respect as determined in the sole discretion of Lender.”
     3. Further Amendments. The Amended Loan Agreement shall be amended by adding the following language as Section 2.03(d), 2.07, 2.08 and 3.02(h), , respectively:
(i)	“2.03(d). The Liquidity Revolving Loans shall be evidenced by a revolving credit note of Borrower in substantially the form of Exhibit I attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified, extended, renewed or restated, the “Liquidity Revolving Note”). Borrower shall execute and deliver to Lender a Liquidity Revolving Note in a principal amount equal to the maximum amount of Lender’s Revolving Credit Commitment.”

(ii)	“2.07. Term Loan D Commitment. Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, within one (1) business day of receiving a written request from Borrower, Lender agrees to make to Borrower a term loan of Eleven Million Dollars ($11,000,000.00) (the “Term Loan D”) so long as (1) Lender and/or its affiliates have received a waiver from the FDIC of any cross guarantee liability that the Lender or any of its affiliates may have as a result of the acquisition of HNB National Bank, a national banking association (“Hannibal Bank”), by an affiliate of Lender or a written confirmation from the FDIC that the provisions of 12 U.S.C. Section 1815(e) and related regulations are not applicable to the acquisition of Hannibal Bank by R. Dean Phillips or another affiliate of Lender, which waiver or notice is reasonably satisfactory to Lender and its affiliates; (2) Lender receives a promissory note executed by Borrower substantially in the form of Exhibit J attached hereto evidencing the Term Loan D (“Term Note D”); (3) Borrower covenants and agrees to use the proceeds from the Term Loan D solely to contribute to the capital of Royal Palm and to cause Royal Palm to contribute such amount to the capital of The Royal Palm Bank of Florida, a Florida banking corporation; and (4) so long as Lender receives the written request to make the Term Loan D on or prior to November 30, 2009. Subject to the terms and conditions set forth in this Agreement, the Term Loan D shall be advanced in one disbursement by Lender. The Term Loan D will not be revolving in nature and any principal repaid on the Term Loan may not be reborrowed. The principal amount of the Term Loan D shall be due and payable on the earlier of January 31, 2010 and the Closing Date.”

(iii)	“2.08. Liquidity Revolving Credit Commitment.
(a)	Subject to the terms and conditions set forth in this Agreement and so long as (i) no Default or Event of Default has occurred and is continuing, (ii) the Closing Date has occurred; and (iii) the proceeds from the sale of Marine and Brown County to United Community Bancorp, Inc., a Delaware corporation, are used to repay the remaining outstanding principal and interest under the Notes (assuming the sale of HNB National Bank, a national banking association, to R. Dean Phillips has previously been consummated, but if the such sale has not been consummated an amount necessary to bring all outstanding principal and interest under the Notes to $28 million shall be paid by Borrower to Lender), during the Liquidity Revolving Credit Period, Lender agrees to make loans to Borrower (individually, a “Liquidity Revolving Loan”; and collectively, the “Liquidity Revolving Loans”) as Borrower may from time to time request pursuant to Section 2.08(b). Each Liquidity Revolving Loan under this Section 2.08(a) shall be for an aggregate principal amount of at least $500,000 or any larger principal amount in multiples of $25,000. The aggregate principal amount of Liquidity Revolving Loans which Lender may have outstanding under this Agreement as of any date shall not exceed the amount of Lender’s Liquidity Revolving Credit Commitment as of such date. In no event shall the aggregate principal amount of all Liquidity Revolving Loans outstanding as of any date exceed the amount of Lender’s Liquidity Revolving Credit Commitment as of such date. Within the foregoing limits, Borrower may borrow under this Section 2.08(a), prepay under Section 2.04(f) and reborrow at any time during the Liquidity Revolving Credit Period under this Section 2.08(a), subject to the limitations and procedures contained in this Section 2.08. All Liquidity Revolving Loans not paid prior to the last day of the

Liquidity Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to Lender with respect thereto, shall be due and payable on the last day of the Liquidity Revolving Credit Period.

(b)	Borrower shall give written notice to Lender by 10:00 a.m. (Quincy, Illinois time) at least three (3) Business Days prior to desired date of each advance of a Liquidity Revolving Loan specifying (a) the date of such advance, which must be a Business Day, and (b) the aggregate principal amount of such advance. If the terms of this Agreement, including the conditions set forth in Section 3.02, are satisfied, Lender shall deliver the proceeds of the advance to an account identified to Lender by Borrower and Borrower shall execute such documents and instruments as reasonably requested by Lender. Borrower hereby irrevocably authorizes Lender to rely on telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on Schedule 2.01(b) attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make an advance or a repayment hereunder, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with its decision to lend or not to lend funds pursuant to the terms of this Agreement or the acceptance of instructions for making advances or repayments hereunder.

(c)	If the amount of Lender’s Liquidity Revolving Credit Commitment on any date is less than the aggregate principal amount of all Liquidity Revolving Loans outstanding as of such date, Borrower shall be automatically required (without demand or notice of any kind by Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Liquidity Revolving Loans (including any accrued interest on any principal repaid) in an amount sufficient to reduce the amount of the aggregate principal amount of all Liquidity Revolving Loans outstanding as of such date to an amount equal to or less than the amount of Lender’s Liquidity Revolving Credit Commitment.

(d)	Borrower shall pay Lender a fee on each February 10, May 10, August 10 and November 10 and on the last day of the Liquidity Revolving Credit Period, in an amount equal to the product of (i) 50 basis points (0.50%) per annum multiplied by (ii) the difference between the Liquidity

Revolving Credit Commitment and the average outstanding principal amount of Revolving Credit Loans during the three-month period ending on the last day of the calendar month immediately preceding the payment date.”
(iv)	“3.02 (h) after giving effect to the making of the Liquidity Revolving Loan, the aggregate principal amount of all Liquidity Revolving Loans shall not exceed the Liquidity Revolving Credit Commitment.”
     4. Definitions.
     (i) Section 1 of the Agreement shall be modified by deleting the definitions of the terms “Loan,” “Material Adverse Effect,” “Non-Performing Assets,” “Note”, “Term Loan,” “Term Note,” and “Revolving Credit Period” and replacing each with the following, as applicable:
     “Loan shall mean each Revolving Loan, each Liquidity Revolving Loan and each Term Loan; and Loans shall mean any or all of the foregoing.”
     “Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, any Subsidiary Bank, any Subsidiary Holding Company and/or any Consolidated Subsidiary, (b) material impairment of the ability of Borrower, any Subsidiary Holding Company and/or any Subsidiary Bank to perform any of its obligations under this Agreement, the Notes, or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Notes, or any of the other Transaction Documents; provided, that the sale of Brown County and Marine to United Community Bancorp, Inc. pursuant to that certain Stock Purchase Agreement to be entered into between United Community Bancorp, Inc. and Borrower, and the exchange of Hannibal Bank pursuant to that Exchange Agreement of even date hereof, among the Borrower, HNB Financial Services, Inc. and R. Dean Phillips shall not constitute a Material Adverse Effect.
     “Non-Performing Assets shall mean, with respect to any Person, assets which: (a) constitute or are classified as other real estate owned (as such term is defined in the guidelines, rules and regulations of The Board of Governors of the Federal Reserve Board pertaining to capital adequacy in effect from time to time), (b) in the case of a particular asset, is (at the time of such calculation) classified as a loan or other extension of credit (1) which has been placed on nonaccrual status (regardless of whether such classification is internal or as reported to or directed by any Regulatory Agency) or has been required to be so placed by any Regulatory Agency, (2) the obligee of which has reduced the agreed interest rate, reduced the principal or interest obligation, extended the maturity, applied interest payments to reduce principal, capitalized interest or otherwise renegotiated the terms of the obligations based upon the actual or asserted inability of the obligor or obligors of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation, or which has been otherwise classified as renegotiated pursuant to guidelines now or hereafter established by the Federal Financial Institutions Examination Council, or (3) with respect to which any payment of any principal or interest is past due for a period of ninety (90) days or more, or (c) all other “Non-Performing Assets,” as reported in the then most recent reports filed with the applicable Regulatory Agency for the relevant entity.”
     “Note shall mean each Revolving Note, each Term Note and each Liquidity Revolving Note; and Notes shall mean any or all of the foregoing.”
     “Term Loan shall mean each of Term Loan A, Term Loan B, Term Loan C and Term Loan D; and Term Loans shall mean any or all of the foregoing.”
     “Term Note shall mean each of Term Note A, Term Note B, Term Note C and Term Note D; and Term Notes shall mean any or all of the foregoing.”
     “Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending on the earlier of (a) January 31, 2010 and (b) the Closing Date.”
     (ii) Section 1 of the Agreement shall be modified by deleting the defined term “Royal Palm MOU” and not replacing it.
     (iii) Section 1 of the Agreement shall be modified by adding the following definitions in alphabetical order:
     “Closing Date shall mean the date upon which the transactions contemplated by that certain Stock Purchase Agreement to be entered into between Borrower and United Community Bancorp, Inc. are closed.”
     “Brown County shall have the meaning ascribed thereto in Section 5.14(i)”
     “Hannibal Bank shall have the meaning ascribed thereto in Section 2.07.”
     “Liquidity Revolving Credit Commitment shall mean $7,000,000.”
     “Liquidity Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending on December 31, 2010.”
     “Liquidity Revolving Loan and Liquidity Revolving Loans shall have the meanings ascribed thereto in Section 2.08(a).”
     “Liquidity Revolving Note shall have the meaning ascribed thereto in Section 2.03(d).”
     “Marine shall have the meaning ascribed thereto in Section 5.14(i).”
     “Mid-America MOU shall have the meaning ascribed thereto in Section 7.12.”

     “Royal Palm Bancorp MOU shall have the meaning ascribed thereto in Section 7.12.”
     “Term Loan D shall have the meaning ascribed thereto in Section 2.07.”
     “Term Note D shall have the meaning ascribed thereto in Section 2.07.”
     5. Miscellaneous.
(i)	Except as herein specifically agreed, the Transaction Documents, and the obligations of Borrower thereunder, are hereby ratified and confirmed in all respects and shall remain in full force and effect according to their respective terms. Borrower agrees to strictly comply with the terms of this Waiver and each Transaction Document. Each Transaction Document shall continue to constitute a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its respective terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general. Any breach of the terms of this Waiver shall constitute and Event of Default under the Loan Agreement.

(ii)	Borrower hereby represents and warrants to Lender as follows:
(a)	Borrower has taken all necessary action to authorize the execution, delivery and performance of this Waiver.

(b)	This Waiver has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general.

(c)	No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of this Waiver by the Borrower other than any consent, approval, authorization, order, filing, registration or qualification that has been obtained or requested by Borrower.

(d)	The execution, delivery and performance of this Waiver does not and will not: (A) violate any provision of law applicable to Borrower, any Subsidiary Holding Company or any Subsidiary Bank, the certificate of incorporation, bylaws, or other applicable governing document of Borrower any Subsidiary Holding Company or any Subsidiary Bank, or any order, judgment, or decree of any court or agency of government binding upon Borrower, any Subsidiary Holding Company or any Subsidiary Bank; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, any Subsidiary Holding Company or any Subsidiary Bank; or (C) result in or require the creation or imposition of any lien upon any of the assets of Borrower, any Subsidiary Holding Company or any Subsidiary Bank,.

(e)	The representations and warranties of the Borrower set forth in the Transaction Documents are true and correct as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, and, after giving effect to this Waiver, no Default or Event of Default has occurred and is continuing.
(iii)	IN ADDITION, TO INDUCE LENDER TO AGREE TO THE TERMS OF THIS WAIVER, BORROWER ON BEHALF OF ITSELF AND EACH OBLIGOR REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS WAIVER, THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSE OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS AND IN ACCORDANCE THEREWITH IT:
(a)	WAIVER. ON BEHALF OF ITSELF AND EACH OBLIGOR, WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS WAIVER; AND

(b)	RELEASE. ON BEHALF OF ITSELF AND EACH OBLIGOR, RELEASES AND DISCHARGES LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY, “RELEASED PARTIES”) FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH BORROWER OR ANY OBLIGOR EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF AND FROM OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.
(iv)	Borrower acknowledges and agrees that as of the date hereof Lender has fully performed all obligations that it may have under the Transaction Documents.

(v)	This Waiver may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Waiver by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(vi)	THIS WAIVER EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS (ORAL OR WRITTEN) RELATING TO THE SUBJECT MATTER HEREOF. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(vii)	IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS WAIVER SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS WAIVER ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTIFICATION APPLIES TO ALL OTHER CREDIT AGREEMENTS IN EFFECT BETWEEN THE PARTIES HERETO.

(viii)	Borrower agrees to pay on demand all out-of-pocket expenses incurred by Lender (including fees and expenses of counsel) incurred in connection with the negotiation and preparation of this Waiver.
     Each of the parties hereto has caused a counterpart of this Waiver to be duly executed and delivered as of the date first above written.
[Remainder of Page Intentionally Left Blank]

Borrower: MERCANTILE BANCORP, INC.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President & Chief Executive Officer

Lender: GREAT RIVER BANCSHARES, INC.
By:	/s/ R. Dean Phillips
	Name:	R. Dean Phillips
	Title:	Chairman of the Board